Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use in this Registration Statement on Form S-1 (the “Registration Statement”) of the name Netherland, Sewell & Associates, Inc., the references to our reserves report of Vantage Energy, LLC’s proved oil and natural gas reserves estimates and future revenue as of December 31, 2015 and 2014, and the inclusion of our corresponding report letters, dated July 14, 2016 and August 24, 2016, respectively, in the Registration Statement as Exhibits 99.1 and 99.2, respectively. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts”.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III
C.H. (Scott) Rees III, P.E.
Chairman and Chief Executive Officer

Dallas, Texas

September 13, 2016

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